Exhibit 10.1

PARTNERSHIP RESOLUTION

TULLY’S COFFEE ASIA PACIFIC PARTNERS, LP

March 27, 2009

Pursuant to the Limited Partnership Agreement dated December 21, 2007 between Tully’s Coffee Asia Pacific, Inc. (“General Partner”) and Asia Food Culture Management Pte. Ltd. (“Limited Partner”) (the “Partnership Agreement”), the General Partner and Limited Partner execute this resolution to memorialize certain matters related to the Partnership. Capitalized terms used in this resolution not expressly defined shall have those meanings ascribed to them in the Partnership Agreement.

WHEREAS, the General Partner desires to consummate that certain Asset Purchase Agreement dated as of September 15, 2008 between the General Partner, Tully’s Bellaccino, LLC and Green Mountain Coffee Roasters, Inc. (“GMCR”), pursuant to which the General Partner has proposed, and subject to the terms set forth herein, the Limited Partner has agreed, (i) to make GMCR a third party beneficiary under the Tully’s Coffee Exclusive License Agreement dated October 12, 2007 between General Partner and the Partnership (the “License”), (ii) to terminate the security interest granted to the Partnership under the License, and (iii) to make certain amendments and modifications to the License to remove any provisions purporting to restrict the General Partner’s right to sell the Asia Rights pursuant to the GMCR transction.

WHEREAS, the Limited Partner consents to these amendments on such terms and conditions set forth in this resolution;

BE IT THEREFORE RESOLVED, that-

(i)	General Partner shall purchase or cause a third party to purchase one-half (1/2) of the Limited Partner’s partnership interest equal to twenty-five percent (25%) of the total partnership interests outstanding, at a purchase price of US$4,000,000, within twelve (12) months of the closing of the GMCR transaction (the “Purchase Transaction”);

(ii)	Limited Partner shall have the right to decline to sell its interest within three (3) business days of being presented with a notice by General Partner of its intent to complete a Purchase Transaction;

(iii)	that upon the closing of a Purchase Transaction that Section 8.4.2 of the Partnership Agreement shall be amended to include only those items contained in RCW 25.10.190(2)(f)(i) – (viii); and

(iv)	the Limited Partner shall have a preferential right to receive from the Partnership, prior to any future distribution to General Partner, cash distributions equal to US$500,000 out of partnership profits available for distribution, such preferred cash distributions shall not be applied to reduce the principal and accrued interest on that certain promissory note issued to Limited Partner on December 30, 2008 (as subsequently amended by Amendment No. 1 dated March 6, 2009 and Amendment No. 2 dated March 17, 2009, the “LP Note”). After receipt by AFCM of the full preference amount, all subsequent cash distributions of partnership profits to AFCM shall be applied toward to LP Note according to its terms.

BE IT FURTHER RESOLVED, that the Partners shall execute such documents and instruments to carry out these resolutions and the required consents requested by General Partner pursuant to the GMRC transaction.

General Partner:	Limited Partner:
Tully’s Coffee Asia Pacific, Inc.	Asia Food Culture Management Pte. Ltd.

Signature	Signature

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